UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2015 (September 22, 2015)

MISONIX, INC.

(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1938 New Highway, Farmingdale, NY	11735
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (631) 694-9555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On September 22, 2015, the Board of Directors of MISONIX, INC. (the “Company”) elected Thomas M. Patton, 51, to fill the vacancy created by the resignation of Thomas F. O’Neill on May 13, 2015. The Board of Directors has determined that Mr. Patton is independent according to the corporate governance standards of The NASDAQ Stock Market.

Mr. Patton will serve as a director until the next annual meeting of the shareholders of the Company and until his successor is duly elected and qualified. The committees of the Board of Directors on which Mr. Patton may serve are unknown as of the date of filing of this Current Report on Form 8-K. Mr. Patton will participate in the Company’s compensation arrangements for non-employee members of the Board of Directors.

Mr. Patton has served as President and Chief Executive Officer of CAS Medical Systems, Inc. (“CASMED”), a non-invasive patient monitoring medical device company, and as a member of the CASMED Board of Directors since August 2010. He previously served as the CEO of Wright Medical Group, an orthopedic device company, located in Memphis, Tennessee, and as President of Novametrix Medical Systems, a patient-monitoring company, located in Wallingford, Connecticut. From 2003 to 2010, Mr. Patton acted as an advisor to the healthcare-focused private equity group of Ferrer Freeman & Company and was the co-founder and CEO of QDx, Inc., a start-up company that developed a platform for hematology diagnostics beginning in 2003. Mr. Patton attended The College of the Holy Cross, where he majored in Economics and Accounting. After graduating magna cum laude from Georgetown University Law Center, Mr. Patton worked at the law firm of Williams & Connolly in Washington, D.C. Thereafter, he jointed Wright Medical Group as its General Counsel where he served in various executive roles until being appointed CEO.

Attached hereto as Exhibit 99.1 is a press release issued by the Company on September 22, 2015 announcing the election of Mr. Patton.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press Release of MISONIX, INC., dated September 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2015

MISONIX, INC.

By:	/s/ Richard Zaremba Richard Zaremba
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of MISONIX, INC., dated September 22, 2015